Exhibit 26(k)

Opinion and Consent of Arthur D. Woods, Esq.

TLIC letterhead

September 30, 2008

Board of Directors

Transamerica Life Insurance Company

Variable Life Account A

4333 Edgewood Road, NE

Cedar Rapids, Iowa 52499

RE: Variable Life Account A

Variable Protector

File No. 811-09747

To the Board of Directors:

In my capacity as Vice President and Counsel of Transamerica Life Insurance Company (“Transamerica”), I have participated in the preparation and review of the Initial Registration Statement on Form N-6 filed with the Securities and Exchange Commission under the Securities Act of 1933 for the purpose of changing the Depositor of the flexible premium variable life insurance policies (the “Policies”) issued under Variable Life Account A (formerly, Life Investors Variable Life Account A) (the “Account”). The Account was established pursuant to a resolution of the Board of Directors of LIICA, as a separate account for assets applicable to the Policy, pursuant to the provisions of Iowa Insurance Law.

I am of the following opinion:

1.	Transamerica has been duly organized under the laws of Iowa and is a validly existing corporation.

2.	The Account has been duly created and is validly existing as a separate account pursuant to Iowa Insurance Law.

3.	That the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business Transamerica may conduct. Assets allocated to the Fixed Account under the Policies, however, are part of Transamerica’s general account and are subject to Transamerica’s general liabilities from business operations.

4.	The Policies, when issued as contemplated by the Registration Statement, will be legal and binding obligations of Transamerica in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information contained in the Registration Statement.

Very truly yours,

/s/ Arthur D. Woods
Arthur D. Woods
Vice President and Senior Counsel